HAGERTY Q3 2022 | 2 S T O C K H O L D E R L E T T E R Welcome to Hagerty Marketplace! In Niall Ferguson’s 2011 book, “Civilization: The West and the Rest,” the Stanford historian posits that consumerism is a core strength of western society, without which the Industrial Revolution may have fizzled. We couldn’t agree more. Shopping has long been an integral and enjoyable part of our culture. It is also an important new component of our corporate strategy. Even in tough economic times, people dream. And, when they do, more often than you might think, they dream of owning and driving cool cars. That’s human nature, and that is why we have been making so many moves into the vehicle marketplace arena. A highlight of these actions in the third quarter was the completion of our acquisition of Broad Arrow Group. This is the core team that will build high-trust platforms for our members to browse, buy, sell and finance collectible cars, whether through a live auction, our new online digital auctions or Hagerty’s classified ads portal. The opportunity for us in the transactional marketplace, as I have mentioned before, is sizable. According to our data, roughly 69 million Americans self-describe as “automotive enthusiasts.” These enthusiasts represent the backbone of our business and are the driver of a largely untapped market opportunity. Over the past 12 months, approximately 300,000 vehicles on our own insurance books traded hands with a value of $12.5 billion. And the global value of insured collector vehicles measures into the trillions! With numbers like these, the possibilities for Hagerty’s trusted brand become readily apparent. We believe that our marketplace leadership team now has the expertise and leadership to capture a significant slice of the transactional market. As an example, at our first live auction as Hagerty Marketplace during this summer’s Monterey Car Week, we tallied $55 million in sales, with 88 percent of the lots Dear Hagerty Stockholders, Members and One Team Hagerty,

HAGERTY Q3 2022 | 3 on offer sold. With two more auctions planned in the fourth quarter, including $21 million in sales from ‘The Cars of Jim Taylor’ auction in October, we are very pleased with the initial synergies generated across our existing business and Marketplace. In addition to being a key revenue driver in the non- insurance side of our business, we believe Hagerty Marketplace will prove to be an excellent “front door” to the products, services and entertainment options that make up our “automotive lifestyle ecosystem.” And we are reminded that collectible cars remain a durable and predictable asset class, appreciating on average at over 8% annually over the last 15 years, according to our automotive intelligence team. While insurance still represents over 90% of current revenue, we would expect the elements of our non- insurance offerings to become increasingly material drivers of our revenue and profitability. But the bar is high, as our insurance business continues to drive sustained double-digit written premium growth and a Net Promoter Score of 82. At roughly twice the level of the industry, this measure of customer experience is a solid predictor of future business growth. Durability and resilience will be key themes for us in the quarters to come, as we, like all companies, batten the hatches against the rough seas of the current economy. We are ahead of the game in that respect, taking a very active position in thoughtfully managing our expenses so we can allocate precious resources to the high growth profit opportunities we have identified. And we believe that a right-sized cost structure will position us to not just weather any near- term economic headwinds but also lengthen our lead into the next economic up-cycle. The market potential across the auto enthusiast space is vast, and our team is focused on efficiently executing against our strategic priorities while doing what we do best, which is to delight our customers on a daily basis by delivering excellent customer experiences and a superior value proposition. Because of these talented, resilient people, Hagerty is well positioned to emerge from this economic downturn stronger than ever. We are enormously grateful for them, and for you, our shareholders. Onward and upward!  McKeel Hagerty CEO, Hagerty